UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                                (Amendment No. 1)


                    Under the Securities Exchange Act of 1934


                          Goody's Family Clothing, Inc.
                          -----------------------------
                                (Name of Issuer)


                           Common Stock, no par value
                           --------------------------
                         (Title of Class of Securities)


                                    382588101
                                    ---------
                                 (CUSIP Number)


                                Glenn J. Krevlin
                               598 Madison Avenue
                                   12th Floor
                            New York, New York 10022
                            ------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                October 14, 2005
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check
the following box: |_|

                                  Introduction.

      This amends and supplements the Schedule 13D dated October 6, 2005 (the "Schedule") filed with the Securities and Exchange Commission by Glenhill Capital LP, GJK Capital Management, LLC, Krevlin Advisors, LLC, Glenhill Capital Overseas Master Fund, L.P., Glenhill Capital Overseas GP, Ltd. and Glenn Krevlin with respect to the common stock, no par value, of Goody's Family Clothing, Inc., a Tennessee corporation ("Goody's").


            I. Item 4 of the Schedule, "Purpose of Transaction," is amended and supplemented by adding the following:

            On October 14, 2005, Glenhill Capital LP and Glenhill Capital Overseas Master Fund, L.P. are sending a letter to the members of the Board of Directors of Goody's, a copy of which is attached hereto as Exhibit 99.3.

            II. Item 7 of the Schedule, "Material to be Filed as Exhibits," is amended by adding the following exhibit:

            99.3 Letter dated October 14, 2005 from Glenhill Capital LP and
              Glenhill Capital Overseas Master Fund, L.P. to the members of the Board of Directors of Goody's.

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: October 14, 2005

                                       GLENHILL CAPITAL LP

                                       By: GJK Capital Management, LLC, its
                                           general partner

                                           By:  Krevlin Advisors, LLC, its
                                                Managing Member

                                                By: /s/ Glenn J. Krevlin
                                                    --------------------
                                                    Name: Glenn J. Krevlin
                                                    Title: Managing Member


                                       GJK CAPITAL MANAGEMENT, LLC

                                       By: /s/ Glenn J. Krevlin
                                           --------------------
                                       Name: Glenn J. Krevlin
                                       Title: Managing Member


                                       KREVLIN ADVISORS, LLC


                                       By: /s/ Glenn J. Krevlin
                                           --------------------
                                       Name: Glenn J. Krevlin
                                       Title: Managing Member


                                       GLENHILL CAPITAL OVERSEAS MASTER FUND,
                                       L.P.

                                       By: Glenhill Capital Overseas GP,
                                           Ltd., its general partner

                                       By: /s/ Glenn J. Krevlin
                                           --------------------
                                       Name: Glenn J. Krevlin
                                       Title: Director

                                       GLENHILL CAPITAL OVERSEAS GP, LTD.

                                       By: /s/ Glenn J. Krevlin
                                           --------------------
                                       Name: Glenn J. Krevlin
                                       Title: Director


                                       /s/ Glenn J. Krevlin
                                       Glenn J. Krevlin